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                                                             Exhibit No. 99(b)

                                  [LETTERHEAD]

MARRIOTT INTERNATIONAL, INC. AND ITS WHOLLY OWNED SUBSIDIARY RHG FINANCE CORPORATION ANNOUNCE SUCCESSFUL CONSENT SOLICITATIONS

WASHINGTON, D.D., March 10, 1998 -- Marriott International, Inc. (MAR/NYSE) and its wholly owned subsidiary RHG Finance Corporation today announced that as of 5:00 p.m., New York City time, on March 10, 1998, they had received tenders and consents with respect to substantially all of each series of Marriott International's outstanding Senior Notes and RHG Finance Corporation's outstanding Guaranteed Notes.

Accordingly, upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statements dated February 25, 1998, Marriott International and RHG Finance Corporation and the applicable indenture trustee have signed supplemental indentures that eliminate or modify most of the restrictive covenants contained in the indentures governing the Senior Notes and Guaranteed Notes. The amendments implemented by such supplemental indentures will not become operative until Marriott International completes its previously announced spin off transaction and accepts the validly tendered Senior Notes and RHG Finance accepts the validly tendered Guaranteed Notes following the expiration of the Offers to purchase the Senior Notes and Guaranteed Notes, respectively. Such expiration will be at 9:00 a.m., New York City time, on March 27, 1998, unless extended. Holders who have not yet tendered their Senior Notes or Guaranteed Notes may do so until 9:00 a.m., New York City time, on March 27, 1998. The consideration to be paid for each Senior Note and Guaranteed Note will be calculated at 12:00 noon, New York City time, on March 25, 1998, unless the tender offers are extended.

Merrill Lynch & Co. (1-888-654-8637 toll-free) and Lehman Brothers Inc. (1-800-438-3242 toll-free) are the exclusive dealer managers and solicitation agents. MacKenzie Partners, Inc. (1-800-322-2885 toll-free) is the information agent.

                                     (more)

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MARRIOTT INTERNATIONAL, INC. is a leading worldwide hospitality company, with approximately 4,600 operating units in the United States and 53 other countries and territories. Major businesses include hotels operated and franchised under the Marriott, Ritz-Carlton, Courtyard, Residence Inn, Fairfield, TownePlace Suites, Renaissance, New World and Ramada International brands; vacation club (timeshare) resorts; food service and facilities management for clients in business, education, and health care; senior living communities and services; and food service distribution. The company is hearquartered in Washington D.C. and has approximately 195,000 employees. In fiscal year 1997, Marriott International reported total sales of $12.0 billion.


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CONTACT: Nick Hill, Corporate Relations, 301-380-7484


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